Exhibit 10.31

FOURTH AMENDMENT

TO THE

AMERICAN EXPRESS RETIREMENT RESTORATION PLAN

WHEREAS, pursuant to its delegation powers, the Compensation and Benefits Committee (the “CBC”) of the Board of Directors of American Express Company (the “Company”) has authorized the Senior Vice President Global Compensation & Benefits of the Company generally to take certain actions with respect to the American Express Retirement Restoration (the “Plan”) as he shall deem reasonably necessary or appropriate; and

WHEREAS, the undersigned Senior Vice President Global Compensation & Benefits deems it reasonably necessary and appropriate to make the amendments set forth below; now

THEREFORE, the Plan is hereby amended as set forth below, effective as set forth below (provided that clarifying provisions reflect preexisting administrative interpretation):

1.      The following clarifying sentence is added to the end of Section 2.1(y) of the Plan, effective immediately:

By way of clarification, Incentive Pay is calculated prior to reduction for amounts which would have been paid to a Participant but which instead are contributed by the Company to an employee benefit plan pursuant to a salary reduction agreement and which are not includible in the gross income of the Participant under Sections 125, 132(a)(5), 132(f)(4), 402 or 403(b) of the Code (or which are includible in income but considered elective deferrals pursuant to Section 402(A) of the Code).

2.      Section 4.2(b)(i) of the Plan is amended to read as follows, effective January 1, 2013 and for the 2012 open enrollment period:

(i) have an Account under the Plan from a prior Plan Year (provided that, solely for purposes of determining eligibility to participate, a Participant who would have had an Account balance had he or she accepted a previous offer to participate in the Plan shall be treated as having an Account balance); or

3.      Section 5.3(c)(i) of the Plan is amended to read as follows, effective January 1, 2013:

(i) amounts may not be directed to the Stock Fund in excess of limits established by the Plan or Administrator pursuant to Article 7, and any amounts directed to the Stock Fund in excess of those limits will be redirected in accordance with Article 7; and

4.      Section 7.4 of the Plan is amended to read as follows, effective January 1, 2013:

(a)     For each Participant, credits to his or her RSP-Related and Deferral Account (to the extent subject to the Hypothetical Investment Method) shall be made to such subaccounts thereunder as directed by such Participant, using the subaccounts described in Section 5.3, provided, however, that with respect to Deferral Benefits attributable to Plan Years prior to 2011, the Participant may elect to have all or some of such Deferral Benefits invested in an investment option that credits earnings at the AFR instead of in the Stock Fund or the RSP-based investment options, and provided further that no Participant may transfer amounts to the subaccount representing the Stock Fund to the extent that such transfer would result in the aggregate Company Stock holdings of such Participant under the Plan exceeding ten percent of (i) the total value of his or her Deferral Account (determined at the time of the transfer) with respect to the investment of the Deferral Account or (ii) the total value of his or her RSP-Related Account (determined at the time of the transfer) with respect to the investment of the RSP-Related Account, nor may a Participant direct that more than ten percent of new contributions made to the RSP-Related Account or the Deferral Account, respectively, be directed to the subaccount representing the Stock Fund. If more than one subaccount is available, a Participant must designate, on a form or other medium acceptable to the Administrator, in one-percent increments, the amounts to be credited to each subaccount. A Participant shall be allowed to amend such designation consistent with the frequency of investment changes offered the Participant under rules governing the RSP for a given Plan Year, subject to any different or additional rules as may be established by the Administrator for this Plan. If a Participant has directed the transfer of amounts to the Stock Fund and the credits to the relevant Account of a Participant to the subaccount relating to the Stock Fund would result in the aggregate Company Stock holdings of such Participant under the Plan exceeding ten percent of the total value of such Account (determined at the time of the transfer) or has directed new contributions to an Account to the Stock Fund in an amount which would result in new contributions to such Account’s subaccount representing the Stock Fund exceeding ten percent of new contributions to such Account, then such Participant shall be deemed to have selected, with respect to any such excess, the default subaccount designated by the Administrator (which shall be deemed to be the subaccount representing the fund designated as the default fund under the RSP, unless the Administrator directs the use of a different fund).

(b)     To the extent a Participant elects to invest in the subaccount representing the Stock Fund, subject to Sections 7.4(d) and 7.6, the limit on such investments set forth above, and such rules as may be adopted by the Administrator, the performance of the book reserve subaccount established for each Participant pursuant to Section 5.3 or Section 6.6 shall reflect the performance of the Stock Fund. Such subaccount shall reflect such increases or decreases in value from time to time, whether from dividends, gains, losses or otherwise, as may be experienced by the Stock Fund. Subject to Section 7.6 and to such rules as may be adopted by the Administrator, a Participant may elect to transfer credits among the Stock Fund and one or more subaccounts representing other investment options in a manner similar to the rules for such transfers under the RSP and such different or additional rules as the Administrator may establish for this Plan; provided, however, no Participant may transfer amounts to the subaccount representing the Stock Fund to the extent that such transfer would violate a limit on such investment established by the Plan or the Administrator.

(c)     To the extent the Participant does not elect (or is not permitted) to invest in the subaccount representing the Stock Fund, subject to Section 7.4(d), and to such rules as may be adopted by the Administrator, the performance of each book reserve subaccount established for each Participant shall reflect the performance of the investment fund that the Participant elects to have such subaccount represent. Each such subaccount shall reflect such increases or decreases in value from time to time, whether from dividends, gains, losses or otherwise, as that experienced by the related investment fund under the RSP or, in the case of the AFR investment option, as indicated by the AFR. Subject to Section 7.6, credits to such subaccounts may be transferred to any other subaccount under the Plan in a manner similar to the rules for such transfers under the RSP, on such terms and at such times as permitted with respect to the related investment funds under the RSP and such similar rules as may be established for the AFR option, subject in each case to such rules as may be adopted by the Administrator for this Plan. If a Participant fails to affirmatively designate one or more subaccounts pursuant to this Section 7.4(c), subject to rules established by the Administrator, such Participant shall be deemed to have selected a default account selected by the Administrator (which shall be deemed to be the subaccount representing the fund designated as the default fund under the RSP, unless the Administrator directs the use of a different fund). Notwithstanding the foregoing, the Administrator may, in its sole discretion, provide that one or more investment funds available under the RSP, including any self-directed brokerage account which may be available under the RSP, shall not be available for designation under the Plan.

(d)     The subaccounts shall be valued subject to such reasonable rules and procedures as the Administrator may adopt and apply to all Participants similarly situated with an effort to value such subaccounts as if amounts designated were invested at similar times and in manners, subject to administrative convenience, as amounts are invested, and subject to the same market fluctuation factors used in valuing such investments in the RSP.

5.      The last sentence of Section 8.1(a) of the Plan is clarified to read as follows, effective immediately:

A Participant who has experienced a Separation from Service and is to receive or has begun receiving payments as set forth above, shall continue receiving any remaining payments according to the terms in effect on the date of his or her Separation from Service, even if later re-employed by the Company.

6.      The last sentence of Section 8.2(c)(i)(A) of the Plan is clarified to read as follows, effective immediately:

A Participant who has experienced a Separation from Service and is to receive or has begun receiving payments as set forth above, shall continue receiving any remaining payments according to the terms in effect on the date of his or her Separation from Service, even if later re-employed by the Company.

7.      The last sentence of Section 8.2(c)(ii) of the Plan is clarified to read as follows, effective immediately:

A Participant who has experienced a Separation from Service and is to receive or has begun receiving payments as set forth above, shall continue receiving any remaining payments according to the terms in effect on the date of his or her Separation from Service, even if later re-employed by the Company.

8.      A new paragraph is added to the end of Section 8.3 of the Plan to read as follows, effective January 1, 2013:

Effective for Participants who die on or after January 1, 2013, if a Participant has designated his or her spouse as his or her beneficiary for either or both Accounts, that designation shall automatically become null and void in the event of the Participant’s divorce, without prejudice, however, to any rights the former spouse may be granted pursuant to a domestic relations order applicable to the Plan. In the event that a beneficiary designation is voided hereunder, the benefit shall be paid as if the former spouse had pre-deceased the Participant. A Participant who wishes the former spouse to be his or her beneficiary may file a new beneficiary designation form naming the former spouse after the date of divorce. These rules will also apply in the event a beneficiary is permitted to designate a beneficiary and becomes divorced from the person named as beneficiary. Notwithstanding the foregoing, neither the Plan nor any other person will be liable for payment made to a named beneficiary prior to the date that the Plan is notified that such person is a divorced spouse.

Dated:	10/24/2012	AMERICAN EXPRESS COMPANY

		By:	/s/ David Kasiarz
		Its:	SVP Global Compensation & Benefits